                                August 14, 2000



Mr. Karl E. Elers
8911 Limerick
Houston, Texas  77024

     Re: Agreement for Consulting Services dated May 1, 1999, as amended effective January 1, 2000

Dear Mr. Elers:

This letter will serve as our mutual consent to amend the above-referenced agreement regarding services as Acting Chief Executive Officer such that the amount payable monthly thereunder effective July 1, 2000 shall be $12,000 per month. Please sign below in the space provided and return the original of this letter to Greg Etter.

                                       Sincerely,

                                       BATTLE MOUNTAIN GOLD COMPANY

                                       /s/ John A. Keyes

                                       John A. Keyes
                                       President and Chief Operating Officer



AGREED:



/s/ Karl E. Elers
---------------------------------------
Karl E. Elers
Date:   August 30, 2000
      ---------------------------------